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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2007
PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
ELECTION OF DIRECTORS
PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO CREATE STAGGERED THREE-YEAR TERMS FOR THE BOARD OF DIRECTORS (Proposal No. 2)
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
CERTAIN TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

39500 ORCHARD HILL PLACE
SUITE 200
NOVI, MICHIGAN 48375
April 23, 2007
Dear Shareholder:
          You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on June 8, 2007, at 9:00 a.m. local time at the Sheraton Detroit Novi Hotel, 21111 Haggerty Road, Novi, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.
          The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, or by phone, Internet or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely, ITC HOLDINGS CORP.
By:	/s/ Joseph L. Welch
Joseph L. Welch
Director, President, Chief Executive Officer and Treasurer

Novi, Michigan
April 23, 2007

39500 ORCHARD HILL PLACE
SUITE 200
NOVI, MICHIGAN 48375
(248) 374-7100
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 8, 2007
TO THE SHAREHOLDERS:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at the Sheraton Detroit Novi Hotel, 21111 Haggerty Road, Novi, Michigan 48375, on June 8, 2007, at 9:00 a.m. Eastern Daylight Time, for the following purposes:
          (1) To elect a Board of Directors to serve for terms of one to three years if Proposal 2 is approved, or to elect the same individuals as directors to serve until the next annual meeting of shareholders;
          (2) To vote upon a proposal to amend the Company’s Articles of Incorporation to divide the Board of Directors into three classes of directors with staggered three-year terms;
          (3) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ended December 31, 2007; and
          (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
          Only shareholders of record at the close of business on April 16, 2007 are entitled to vote at the Annual Meeting.
          YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,
/s/ Daniel J. Oginsky
Daniel J. Oginsky
Secretary

Novi, Michigan
April 23, 2007

ITC Holdings Corp.
39500 Orchard Hill Place
Suite 200
Novi, Michigan 48375
(248) 374-7100
April 23, 2007
PROXY STATEMENT

          This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of ITC Holdings Corp., a Michigan corporation (the “Company”, “we”, “our” and “us”), for use at the Company’s 2007 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about April 23, 2007. The following are questions and answers that will convey important information regarding the Annual Meeting and how to vote your shares.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Q:	Who may vote?

	A:	Shareholders of our common stock as of the close of business on the record date of April 16, 2007 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2.	Q:	What am I voting on?

	A:	You are being asked to vote on the election of directors to serve for terms of one to three years if the proposal to create a staggered board is approved, or to serve until the 2008 annual meeting of shareholders if the proposal to create a staggered board is not approved. You are also being asked to approve the division of the Board of Directors into three classes of directors with three-year terms, and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ended December 31, 2006.

3.	Q:	When and where will the Annual Meeting be held?

	A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on June 8, 2007, at the Sheraton Detroit Novi Hotel, 21111 Haggerty Road, Novi, Michigan 48375.

4.	Q:	What is the difference between a shareholder of record and a beneficial owner?

	A.	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.) The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5.	Q:	How do I cast my vote?

	A:	There are four different ways you may cast your vote this year. You may vote by:

(1) Telephone, using the toll-free number 1-800-652-VOTE (8683), which is also listed on each proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, you do not need to mail in your proxy card.

(2) Internet, go to the voting site at www.investorvote.com and follow the instructions outlined on the secured website, using certain information provided on the front of the proxy card. If you vote using the Internet, you do not need to mail in your proxy card.

(3) Signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

(4) Attending the Annual Meeting and voting in person if you are a shareholder of record or, if you are a beneficial owner and have a legal proxy from the shareholder of record.

Shareholders who hold their shares in “street name” will need to obtain a voting instruction form from the institution that holds their shares and must follow the voting instructions given by that institution.

6.	Q:	How do I vote if I attend the Annual Meeting?

	A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7.	Q:	How do I revoke or change my vote?

	A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1) notifying our corporate Secretary in writing;

(2) voting again by telephone or Internet (prior to June 7, 2007 at 11:59 p.m. Eastern Daylight Time), since only your latest vote will be counted;

(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8.	Q:	How many shares can vote at the Annual Meeting?

	A:	As of the record date, [________________] shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9.	Q:	What is a “quorum”?

	A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10.	Q:	Who will count the vote?

	A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.

11.	Q:	Who can attend the Annual Meeting?

	A:	All shareholders who owned shares on April 16, 2007, may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or Internet.

12.	Q:	How will the voting on any other business be conducted?

	A:	If any other business is properly presented at the Annual Meeting, Edward M. Rahill and Daniel J. Oginsky, officers of the Company and the named proxies, generally will have authority to vote your shares voted on the Company’s proxy card on such matters in their discretion.

13.	Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

	A:	If you do not indicate on the proxy card how you want your votes cast, the proxies (Mr. Rahill or Mr. Oginsky, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card and FOR the other matters presented by the Board for action at the Annual Meeting.

14.	Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

	A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as an election of directors) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15.	Q:	Who pays the cost of the solicitation of proxies?

	A:	The cost of solicitation of proxies by the Board of Directors, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
          The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2007, except as otherwise indicated, by each current director, each director nominee, each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers and Directors,” all current directors and executive officers as a group, and each person who is known by us to own beneficially 5% or more of our outstanding shares of common stock (each, a “5% Owner”). The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2007 or within 60 days thereafter through the exercise of any stock option or other right.
          Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

	Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)	Percent of Class

Joseph L. Welch	749,358	1.8%
Edward M. Rahill	153,950	*
Linda H. Blair	124,256	*
Richard A. Schultz	125,506	*
Jon E. Jipping	63,001	*
Lewis M. Eisenberg (2)	12,024	*
Edward G. Jepsen	52,451	*
William J. Museler	0	*
Lee C. Stewart	2,279	*
G. Bennett Stewart, III	1,364	*
All directors and executive officers as a group (13 persons)	1,459,751	3.4%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron (3)	3,821,400	9.0%
Canada Pension Plan Investment Board (4)	2,195,045	5.2%

*	Less than one percent.

(1)	Includes restricted shares subject to forfeiture to the Company under certain circumstances and shares that may be acquired upon exercise of options as set forth below:

		Option	Shares Pledged As
Name	Restricted Shares	Shares	Security
Joseph L. Welch	2,909	545,757	—
Edward M. Rahill	1,336	91,496	40,118
Linda H. Blair	1,168	90,960	26,745
Richard A. Schultz	1,114	80,960	23,461
Jon E. Jipping	1,114	45,481	—
Lewis M. Eisenberg	2,451	—	—
Edward G. Jepsen	2,451	—	—
William J. Museler	—	—	—
Lee C. Stewart	2,279	—	—
G. Bennett Stewart, III	1,364	—	—
All directors and executive officers as a group (13 persons)	19,037	959,996	154,089

(2)	Includes 9,573 shares held by Ironhill Transmission, LLC (“Ironhill”), which is the general partner of International Transmission Holdings Limited Partnership (“ITHLP”). Mr. Eisenberg is the sole member of Ironhill. The business address of ITHLP, Ironhill and Mr. Eisenberg is c/o Greenbaum, Rowe, Smith & Davis, LLP, 99 Wood Avenue South, P.O. Box 5600, Woodbridge, New Jersey 07095, Attn: Raymond Felton.

(3)	Based on information contained in a Schedule 13G/A filed on February 14, 2007, with information as of December 31, 2006, Baron Capital Group, Inc. (“BCG”) and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc. (“BCM”) are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 3,429,900 shares and dispositive power with respect all of the above shares. BAMCO has shared voting power with respect to 3,261,100 shares and dispositive power with respect to 3,636,100 shares and beneficially owns 3,636,100 shares. BCM has shared voting power with respect to 168,800 shares and dispositive power with respect to 185,300 shares and beneficially owns 185,300 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, New York, NY 10153.

(4)	Based on information contained in a Schedule 13G filed on February 7, 2007, with information as of December 31, 2006, Canada Pension Plan Investment Board has sole voting and dispositive power with respect to 2,195,045 shares and beneficially owns all of the above shares. The business address of Canada Pension Plan Investment Board is One Queen Street East, Suite 2600, Toronto, Ontario M5C 2W5, Canada.
ELECTION OF DIRECTORS
Background
          Our Bylaws provide for the election of directors at each Annual Meeting of shareholders. In the event that Proposal 2, the proposal to amend our Articles of Incorporation to create a staggered board, is adopted at the Annual Meeting, the directors will be divided into three classes to serve for the terms as follows: William J. Museler, Class A, Term 2008; Gordon Bennett Stewart, III, Class B, Term 2009; Lee C. Stewart, Class B, Term 2009; Edward G. Jepsen, Class C, Term 2010; and Joseph L. Welch, Class C, Term 2010. In the event Proposal 2 is not approved at the Annual Meeting, the nominees will be elected to serve until the next Annual Meeting. Each director serves until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected.
          The size of the Board of Directors is currently set at six directors. However, Lewis M. Eisenberg has chosen not to stand for re-election following the 2007 annual meeting and, although the Board is conducting a search for a new candidate, the Board has determined not to replace Mr. Eisenberg at this time. Consequently, the Board has taken action to reduce the number of directorships from six to five, effective immediately following the 2007 Annual Meeting. Therefore, the five directors receiving the most votes “for” will be elected. Broker non-votes (if any) and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the five nominees proposed for election is set forth below.
          The Board of Directors recommends a vote FOR the director nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Nominees For Directors
          Set forth below are the names and ages of the nominees for directors of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.
          Edward G. Jepsen, 62. Mr. Jepsen, an independent business consultant, became a Director of the Company in July 2005. Mr. Jepsen currently serves as a director of the Amphenol Corporation and as a director and chair of the audit committees of the boards of directors of TRC Companies, Inc. and Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable, from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner.
          William J. Museler, 66. Mr. Museler is currently retired. He became a Director of the Company in November 2006. Previously, he served as president and CEO of the New York Independent System Operator. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He is currently a member of the Secretary of Energy’s Energy Advisory Board and a director of the Independent Electric System Operator in Toronto, Ontario, Canada.
          Gordon Bennett Stewart, III, 53. * Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner. Since March 2006, Mr. Stewart has served as chief executive officer of EVA Dimensions, a firm he formed in March 2006 to acquire and manage the valuation modeling and investment research and funds management services of Stern Stewart & Co. He also currently serves as Chairman of the Alumni Advisory Council for Princeton University’s Department of Operations Research and Financial Engineering. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans.
          Lee C. Stewart, 57. * Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director of P.H. Glatfelter Company, Marsulex, Inc., and AEP Industries, Inc. Mr. Stewart is a member of the audit committee at AEP Industries, Inc. and Marsulex, Inc. Mr. Stewart also is on the advisory board of Daniel Stewart & Co. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001.
          Joseph L. Welch, 58. Mr. Welch has been a Director and the President, Chief Executive Officer and Treasurer of the Company since it began operations in 2003. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the company’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company (DTE Energy Company and its subsidiaries, collectively, “DTE Energy”) from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies.

*	Gordon Bennett Stewart, III and Lee C. Stewart are not related.

PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO
CREATE STAGGERED THREE-YEAR TERMS FOR THE BOARD OF DIRECTORS
(Proposal No. 2)
General
          Our Board of Directors has unanimously approved and recommended that the shareholders approve an amendment to our Amended and Restated Articles of Incorporation (“Articles”), to provide for the classification of our Board of Directors into three classes of directors with three-year staggered terms.
Proposed Amendment
          Our Articles and Bylaws currently provide that all directors are to be elected annually to serve until their successors have been elected and qualified. Michigan law permits provisions in the articles of incorporation or bylaws that provide for a classified board of directors. The proposed amendment to the Articles would provide that directors will be classified into three classes, as nearly equal in number as possible. One class of directors, initially consisting of Messrs. Jepsen and Welch, would hold office initially for a term expiring at the 2010 Annual Meeting; a second class of directors, initially consisting of Messrs. Bennett Stewart and Lee Stewart, would hold office initially for a term expiring at the 2009 Annual Meeting; and a third class of directors, initially consisting of Mr. Museler, would hold office initially for a term expiring at the 2008 Annual Meeting. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election or until their successors have been duly elected and qualified.
          In addition, the proposed amendment to the Articles would expand the maximum number of directors on the Board of Directors from eight to ten, to reflect the Company’s growth and the potential need for a greater number of individuals with more diverse experience to serve as directors. The proposed amendment would continue to allow the Board to set the number of directorships by resolution adopted by a majority of the Board, which is currently set at six and will reduce to five immediately following the 2007 Annual Meeting.
          If the number of directorships set by the Board is increased and the vacancies are filled by the Board, those additional directors will serve until the term that coincides with the remaining term of that class to which such directors are designated. If a vacancy is created other than due to an increase in the number of directors, then the director elected to fill that vacancy will serve for the remainder of the term of his/her predecessor.
          The text of the amendment to the Articles would read as follows:
ARTICLE XI
Board of Directors
          The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) nor more than ten (10) directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors elected and serving. The directors shall be divided into three classes, designated Class A, Class B, and Class C. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 2007 annual meeting of shareholders, Class A directors shall be elected for a one-year term, Class B directors for a two-year term and Class C directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.
          If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A director or the entire Board of Directors may be removed only for cause. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors elected and serving, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors elected and serving, although less than a quorum, or by a sole remaining director and, in each case, such additional director or directors shall be classified as provided by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these articles of incorporation applicable thereto, except that such directors so elected shall not be divided into classes pursuant to this Article XI unless expressly provided by such terms.
Considerations in Support of the Staggered Board Proposal
          The proposed classified board of directors amendment is designed to assure continuity and stability in the Board’s leadership and policies because a majority of the Company’s directors at any given time will have prior experience as directors with the Company. Our Board of Directors also believes that the classified board proposal will assist the Board in protecting the interests of our shareholders in the event of an unsolicited offer for our Company.
          Because of the additional time required to change control of our Board of Directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of our Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company. Because the proposed classified board amendment will result in an increase in the amount of time required for a takeover bidder to obtain control of our Company without the cooperation of our Board, even if the takeover bidder were to acquire a majority of our outstanding voting stock, it will tend to discourage certain tender offers, perhaps including some tender offers that our shareholders may feel would be in their best interests. The proposed classified board amendment will also make it more difficult for our shareholders to change the composition of the Board even if our shareholders believe such a change would be desirable.
Vote Required
          The approval of the proposed amendment to the Company’s Articles will require the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment. Abstentions and broker non-votes will have the effect of a vote against the proposal.
          If the proposed amendment is approved by the shareholders, it will become effective upon filing a Certificate of Amendment with the Michigan Department of Labor & Economic Growth and the directors will serve the one, two and three year terms specified above. If the proposed amendment is not approved, each of the nominees will serve until the next annual meeting of shareholders and until his successor is elected and qualified, or until his prior resignation or removal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE ARTICLES.

CORPORATE GOVERNANCE
Director Independence
          Prior to October 2006, because of ITHLP beneficial ownership of more than 50% of our outstanding common stock, the Company availed itself of the “controlled company” exception under NYSE corporate governance rules, which eliminates the requirements that we have a majority of independent directors on our Board of Directors and that our compensation and nominating and corporate governance committees be composed entirely of independent directors. As of October 2006, the Company ceased to be a “controlled company” for purposes of the NYSE corporate governance rules and subsequently reconstituted the committees in accordance with applicable NYSE rules. The Board has determined that, as the committees are currently constituted, all of the members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are “independent” under applicable NYSE and SEC rules. Based on the absence of any relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Mr. Jepsen, Mr. Lee Stewart, Mr. Bennett Stewart and Mr. Museler are “independent” under applicable NYSE and SEC rules for board members.
Meetings and Committees of the Board of Directors
          During 2006, there were 17 Board of Directors meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2006. Mr. Eisenberg was selected by the Board of Directors to chair its executive sessions. Mr. Eisenberg has chosen not to stand for re-election and the Board has selected Mr. Lee Stewart to chair its executive sessions following the 2007 annual meeting.
          It is our policy that all members of its Board of Directors are expected, absent valid reasons, to attend the annual shareholders’ meetings. All four directors who were serving as such at the time of last year’s annual shareholders’ meeting attended the meeting.
          The Board of Directors has several standing committees, including a Compensation Committee, a Nominating/Corporate Governance Committee and an Audit Committee. The Board has adopted a written charter for each of these committees. The charters and the Company’s corporate governance principles are accessible on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page and are available in print from the Company upon request.
Audit Committee
          The Audit Committee met 8 times during 2006. In 2006, the members of the Audit Committee were Mr. Jepsen, Mr. Lee Stewart, Mr. Bennett Stewart (beginning July 2006) and Mr. Welch (until July 2006), with Mr. Jepsen serving as Chair. The current members of the Audit Committee are Mr. Jepsen, Mr. Lee Stewart and Mr. Museler, with Mr. Jepsen serving as Chair. The Board has determined that Mr. Jepsen is an “audit committee financial expert” as that term is defined under SEC rules and that all members of the Audit Committee satisfy all independence and other qualifications for Audit Committee members set forth in applicable NYSE rules. The Audit Committee is responsible for (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent public accountant’s qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of the independent public accountants describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing the annual audited and quarterly financial statements with management and our independent public accountants, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and our independent public accountants, (9) reviewing with our independent public accountants any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of our independent public accountants, (11) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

Audit Committee Report
          In accordance with its written charter, the Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including the internal controls over financial reporting of the Company.
          The Audit Committee received from Deloitte & Touche LLP, the independent registered public accounting firm, and reviewed a formal written statement describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with Deloitte any relationships that may impact their objectivity and independence and satisfied itself as to Deloitte’s independence.
          The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the consolidated financial statements.
          The Audit Committee reviewed and discussed with management and Deloitte the consolidated audited financial statements of the Company as of and for the year ended December 31, 2006.
          Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit Committee approved the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

EDWARD G. JEPSEN	LEE C. STEWART	WILLIAM J. MUSELER
Compensation Committee
          The Compensation Committee met 6 times during 2006. In 2006, the members of the Compensation Committee were Mr. Eisenberg, Mr. Jepsen and Mr. Lee Stewart, with Mr. Eisenberg serving as Chair. The current members of the Compensation Committee, none of whom are employees of the Company, are Mr. Lee Stewart, Mr. Jepsen, Mr. Bennett Stewart and Mr. Museler, with Mr. Lee Stewart serving as Chair. The committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time. The Compensation Committee has retained Watson Wyatt Worldwide as compensation consultants to assist the committee in its efforts to evaluate market competitiveness for various compensation plans, research industry trends and provide guidance as necessary. Further information regarding the nature and scope of work of the consultant is included in the “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee delegates the administration of plans and implementation of committee determinations to the Company’s Human Resources department. The committee seeks input from the chief executive officer on performance reviews and salary recommendations for the Company’s officers, recommendations with regards to changes in compensation and benefit plans, and updates on current issues or programs. The Compensation Committee evaluates this information, along with information which may be provided by Watson Wyatt Worldwide, before taking any action.

Nominating/Corporate Governance Committee
          The Nominating/Corporate Governance Committee met 4 times during 2006. In 2006, the members of the Nominating/Corporate Governance Committee were Mr. Lee Stewart, Mr. Eisenberg, Mr. Jepsen and Mr. Welch, with Mr. Lee Stewart serving as Chair. The current members of the Nominating/Corporate Governance Committee are Mr. Bennett Stewart, Mr. Jepsen and Mr. Lee Stewart, with Mr. Bennett Stewart serving as Chair. The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board individuals qualified to become directors, (3) overseeing evaluations of the Board, its members and committees of the Board of Directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the Board from time to time. In identifying candidates for director, the Nominating/Corporate Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant to identify qualified candidates for director, and currently has retained Heidrick & Struggles, a director candidate search firm, for that purpose. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates who the committee believes would be a valuable addition to the Board are recommended to the full Board for the candidate’s election. As stated in the committee’s charter, in selecting candidates, the Committee will consider all factors it considers appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, or (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. Individuals recommended by shareholders for nomination as a director should be submitted to the Company’s Secretary and, if submitted in accordance with the procedures set forth in the Company’s annual proxy statement, will be forwarded to the Nominating/Corporate Governance Committee for consideration.
Shareholder Communications
          Shareholder Proposals. Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2008 annual meeting must be received by Daniel Oginsky, the Company’s Secretary, by the close of business on December 26, 2007. Such proposals should be addressed to the Secretary at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the applicable rules of the SEC. If the date for the 2008 Annual Meeting is significantly different than the first anniversary of the 2007 Annual Meeting, Rule 14a-8 of the SEC provides for an adjustment to the notice period described above.
          In addition to applicable rules of the SEC for inclusion of shareholder proposals in our proxy statement, our Bylaws provide that, in order for a shareholder proposal to be properly brought before the 2008 Annual Meeting, written notice of such proposal or nomination, along with the information required by the bylaws, must be received by us at our principal executive offices no earlier than February 9, 2008 and no later than March 10, 2008. If the 2008 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2007 annual meeting, then in order to be brought properly before the 2008 annual meeting, notice of such proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our Bylaws. We also expect the persons named as proxies for the 2008 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal during the period provided in our Bylaws.
          Nominees. Shareholders proposing director nominees at the 2008 annual meeting of shareholders must provide written notice of such intention, along with certain information regarding the proponent and the nominees as provided in our Bylaws, to the Secretary of the Company no earlier than February 9, 2008 and no later than March 10, 2008. If the 2008 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2007 annual meeting, then notice of such intention must be given within 10 days after the first public disclosure of the date of the annual meeting in accordance with the procedures set forth in our Bylaws. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. We may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee’s policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.
Communications With the Board
          A person who wishes to communicate directly with the Board of Directors or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.
Code of Business Conduct and Ethics
          The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, executive officers and directors, including its chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page or may be obtained in print from us upon request. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, information regarding such waiver or amendment will be posted on the “Corporate Governance” page of our website.
Bylaws and Management Rights Letters
          The Company, ITCTransmission, ITHLP, and the limited partners have agreed that for so long as the ITHLP partnership agreement remains in full force and effect, the limited partners will have the right to designate one representative each to attend as a non-voting observer all meetings of the Boards of Directors of the Company and ITCTransmission (although such representative is not entitled to vote at any such meeting and his or her attendance at any such meeting does not affect any quorum requirements). In addition, certain affiliates of the limited partners are entitled to (x) receive advance written notice of any meetings of the Boards of Directors of the Company or ITCTransmission and all information provided to the members of such Boards of Directors and (y) meet with the appropriate officers and/or directors of each of the Company, ITCTransmission and/or ITHLP periodically and at such times as reasonably requested by such affiliates of the limited partners, as applicable, with respect to matters relating to the business and affairs of each of the Company, ITCTransmission and ITHLP. ITHLP has agreed to cause the Company and ITCTransmission to grant similar rights to certain limited partners from time to time. The bylaws of the Company and ITCTransmission contain provisions corresponding to these obligations.
          In February 2007, ITHLP sold all of its remaining common stock of the Company. As a result, ITHLP is in the process of dissolving the partnership, Mr. Eisenberg (an affiliate of ITHLP) is not standing for reelection to the Board and it is not expected that ITHLP will participate further in Company management. Until the dissolution is complete, however, the rights described above will remain in full force and effect.

EXECUTIVE OFFICERS
          Set forth below are the names, ages and titles of our executive officers.

Name	Age	Position
Joseph L. Welch	58	President, Chief Executive Officer and Treasurer
Linda H. Blair	37	Senior Vice President—Business Strategy
Larry Bruneel	50	Vice President—Federal Affairs
Joseph R. Dudak	59	Vice President—Major Contracts and Special Projects
Jon E. Jipping	41	Senior Vice President—Engineering
Daniel J. Oginsky	33	Vice President, General Counsel and Secretary
Edward M. Rahill	53	Senior Vice President—Finance and Chief Financial Officer
Richard A. Schultz	63	Senior Vice President—Planning
Our executive officers serve as executive officers at the pleasure of the Board of Directors. Our current executive officers are described below.
          Joseph L. Welch. Mr. Welch’s background is described above under “Election of Directors—Nominees for Directors.”
          Linda H. Blair. Ms. Blair is Senior Vice President—Business Strategy and is responsible for managing Regulatory Affairs, Policy Development, Internal and External Communications, Community Affairs and Human Resource functions. Ms. Blair was Vice-President—Business Strategy since March 2003 until being named Senior Vice-President in February 2006. From 2001 through February 2003, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy. Prior to this time, Ms. Blair was the Supervisor of Regulatory Relations within Detroit Edison’s Regulatory Affairs organization from 1999 to 2000. In this position, her responsibilities included the development and management of all regulatory relations and communications activities with the Michigan Public Service Commission, or MPSC, and the Federal Energy Regulatory Commission, or FERC. Ms. Blair joined Detroit Edison in 1994.
          Larry Bruneel. Mr. Bruneel has been Vice President—Federal Affairs since 2003. Located in the Company’s Washington, D.C. office, Mr. Bruneel is primarily responsible for the development of federal regulatory strategies and advocacy before the U.S. Congress and federal agencies, including the FERC. Mr. Bruneel has more than 20 years of experience in federal energy policy issues, most recently focusing on issues affecting electric utilities. From 1997 until joining ITCTransmission in 2003, he was the Assistant Vice President for Federal Policy at We-Energies, a combined gas and electric utility company subsidiary of the Wisconsin Energy Corporation. From 1993 to 1997, Mr. Bruneel served as Technical Advisor to Commissioner Vicky A. Bailey at the FERC and from 1991 to 1993, he was an Industry Policy Analyst at the U.S. Department of Energy.
          Joseph R. Dudak. In February 2006, Mr. Dudak was named Vice President—Major Contracts and Special Projects. In that position, he is responsible for negotiating significant contracts for the Company and also for developing and implementing major transmission projects, both in and outside of the Company’s service territory. Previously, he was Vice President—Resource and Asset Management for ITCTransmission. In that role, he was responsible for managing suppliers and services related to the company’s capital and maintenance projects. From April 2001 to April 2003, Mr. Dudak was a management consultant to energy, utility and manufacturing clients, a business he pursued after his early retirement from National Steel Corporation in 2001. While at National Steel from 1970 to 2001, he held various executive and management positions in energy and environmental affairs, purchasing, strategic sourcing, transportation, special projects and asset sales. Throughout his career, Mr. Dudak has served as an active large industrial customer advocate in the utility regulatory and legislative arenas in Washington, D.C., Minnesota, Illinois, Indiana, and especially in Michigan, in both natural gas and electricity matters, including restructuring. Mr. Dudak led the industrial group, the Association of Businesses Advocating Tariff Equity, as Chairperson for 10 years.
          Jon E. Jipping. Mr. Jipping is Senior Vice President—Engineering and is responsible for transmission system design, field operations, supply chain maintenance and project engineering. Mr. Jipping was appointed Vice-President—Engineering in 2005 and was named Senior Vice-President in February 2006. Prior to joining

ITCTransmission in 2003, Mr. Jipping was Manager of Business Systems & Applications in Detroit Edison’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit. Mr. Jipping joined Detroit Edison in 1990 and held various positions of increasing responsibility in Transmission Operations and Transmission Planning, including serving as Principal Engineer and Manager of Transmission Planning during the sale of ITCTransmission.
          Daniel J. Oginsky. Mr. Oginsky is Vice President, General Counsel and Secretary. Mr. Oginsky’s official appointment to those positions was effective on December 27, 2004 but his employment with the Company began on October 20, 2004. As Vice President and General Counsel, Mr. Oginsky is responsible for the legal affairs of the Company, and manages its legal department. From June 2002 until joining the Company, Mr. Oginsky was an attorney with Dykema Gossett PLLC in Lansing, Michigan. At Dykema, Mr. Oginsky represented ITCTransmission and other energy clients, as well as telecommunications clients, on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky practiced state regulatory law at Dickinson Wright PLLC in Lansing, Michigan from August 2001 to May 2002. From 1999 to 2001, Mr. Oginsky was an attorney with Sutherland Asbill & Brennan LLP in Washington, D.C. At Sutherland Asbill & Brennan, Mr. Oginsky focused on the FERC and state electric and natural gas matters on behalf of various energy clients.
          Edward M. Rahill. Mr. Rahill is Senior Vice President—Finance and Chief Financial Officer, and has responsibility for financial operations and reporting, including Treasury Management, Accounting, Tax and the Financial Planning and Analysis functions for the Company. Mr. Rahill was Vice-President—Finance and Chief Financial Officer since 2003 until being named Senior Vice-President in February 2006. Prior to his current position, Mr. Rahill headed the Planning and Corporate Development functions for DTE Energy. He joined DTE Energy in 1999 as the Manager of Mergers, Acquisitions and Alliances. Mr. Rahill has over 22 years of experience in finance and accounting. Prior to joining DTE Energy, Mr. Rahill led the Corporate Development Function for Equitable Resources. He has also held various finance and accounting positions with Bell & Howell, Atlantic Richfield and Carborundum Corporation.
          Richard A. Schultz. Mr. Schultz is Senior Vice President—Planning. He has the primary responsibility for transmission system planning, reliability and optimization at the Company. He is also a member of the Board of Directors of ReliabilityFirst Corporation. Mr. Schultz began his career in 1968 with Detroit Edison. Over the years, Mr. Schultz held a variety of positions with leading companies, including Florida Power and Light, Midland Cogeneration Venture and Seminole Electric Cooperative. He rejoined Detroit Edison in 2000 as Director, Restructuring and Regulation. Mr. Schultz was appointed to the position of Vice President—Engineering in the ITCTransmission subsidiary at DTE Energy in 2002 and joined the Company when ITCTransmission was formed as a stand-alone company in March 2003.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
          The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, chief financial officer and each of the three other most highly compensated executive officers who were serving as such at December 31, 2006 (the “NEOs”). The Compensation Committee of the Board of Directors (“Compensation Committee”) establishes and reviews the compensation for the NEOs, while implementation and day-to-day administration of our compensation programs is performed by employees of the Company.
Objectives of Compensation Program
          The objective of our compensation program as a public company is to attract, retain, and motivate exceptional managers and employees, and to maintain the focus of those managers and employees on providing value to customers and shareholders by:
•	performing best-in-class utility operations;

•	improving reliability, reducing congestion, and facilitating access to generation resources; and

•	utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and optimize the value of those investments.
          Our compensation program as a public company is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:
•	Provide for flexibility in pay practices to recognize the Company’s unique position and growth proposition;

•	Use a market-based pay program aligned with pay-for-performance objectives;

•	Be competitive with the market in all pay elements relating to compensation for current services, while leveraging incentives where possible;

•	Utilize market compensation studies to verify competitiveness and ensure continued competitiveness;

•	Align long-term incentive awards with incremental improvements in shareholder value;

•	Provide benefits through flexible, cost-effective plans and maintain above-market benefits while taking into account business needs and affordability; and

•	Provide other non-monetary awards to recognize and incentivize performance.
Exclusion of Pre-IPO Related Amounts from Normal Compensation Amounts
          On July 26, 2005, we became a public company following our initial public offering (the “IPO”). Certain dollar amounts, referred to as “Pre-IPO Related Amounts,” are included in the Summary Compensation Table in this Proxy Statement. However, those amounts are legacy issues, which are tied to and result from NEOs’ personal investments and assumed risks, and other arrangements, made while the Company was privately held. Accordingly, in the opinion of the Compensation Committee, those legacy amounts should not be viewed as part of the NEOs’ normal compensation for purposes of measuring against the objectives of our compensation program or for comparisons to public company executive compensation. The Compensation Committee believes that the 2006 NEO compensation, excluding the Pre-IPO Related Amounts, is fair and reasonable as compared to peer company compensation and meets the objectives of our compensation program as outlined above. Amounts that are Pre-IPO Related Amounts, and the compensation of the NEOs after exclusion of the Pre-IPO Related Amounts, are identified in footnote 1 to the Summary Compensation Table.

          We began operations on February 28, 2003, following the acquisition of our first operating utility subsidiary, ITCTransmission, from DTE Energy. To motivate management to meet challenges and grow the Company, we, at the direction of ITHLP, established an equity participation program under which each executive officer made personal equity investments in the Company. Based on the number of shares purchased, a grant of options also was made to the executive. Certain executives, including the NEOs, also received grants of restricted stock. Five-year vesting and transfer restrictions applied to all such purchases and grants. In connection with the IPO, each executive also waived contractual rights to sell stock in the IPO. In exchange, the executives were granted options based on the number of shares each executive could have sold, but chose not to sell, in the IPO. Because these equity grants are tied to NEOs’ personal investments and risks faced prior to the IPO, the value of option awards made before July 26, 2005 are not considered by the Compensation Committee to be part of normal NEO compensation. The dollar amounts included in the Option Awards column of the Summary Compensation Table, which the Compensation Committee considers to be Pre-IPO Related Amounts, are identified in footnote 1 to the Summary Compensation Table.
          Under the ITC Holdings Corp. Executive Group Special Bonus Plan (the “Special Bonus Plan”), the Compensation Committee is authorized to approve the crediting of special bonus amounts to plan participants and generally gives consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to keep whole the value of equity investments and grants that occurred prior to the IPO. In 2006, bonuses under the Special Bonus Plan were credited to NEOs once during each quarter. The amount of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of shares of Company common stock underlying the options held by the NEO, which were granted prior to the IPO. The aggregate amount of these bonuses paid to each NEO in 2006 is set forth in footnote 2 to the Summary Compensation Table. While the Compensation Committee has approved payments under the Special Bonus Plan, the only participants in this plan are executives who were granted options during our initial growth period prior to the IPO. Moreover, special bonus amounts have been credited only with respect to options granted before the IPO. The Compensation Committee also considers these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO. Accordingly, the Compensation Committee does not consider amounts awarded under the Special Bonus Plan to be part of normal NEO compensation. The Special Bonus Plan awards that the Compensation Committee considers to be Pre-IPO Related Amounts are identified in footnote 1 to the Summary Compensation Table.
     Finally, for Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the Management Supplemental Benefits Plan (“MSBP”). The MSBP is described in detail in the Pension Benefits — Management Supplemental Benefits Plan section of this Proxy Statement following the Pension Benefits Table. The calculation of Mr. Welch’s benefit under the MSBP is affected by including awards to him under the Special Bonus Plan, which are considered Pre-IPO Related Amounts as discussed above. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents Rights Plan (“DERP”). The DERP was established in 2003 to keep whole the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan’s termination. Similarly, because awards under the DERP are particularly tied to investments made and risks faced by our executive officers prior to the IPO, such awards also are considered to be Pre-IPO Related Amounts. Because awards under the Special Bonus Plan and DERP are Pre-IPO Related Amounts, the Compensation Committee does not include those amounts in the calculation of Mr. Welch’s benefit under the MSBP for purposes of reviewing his normal compensation. The component of the Change in Pension Value & Non-Qualified Deferred Compensation Earnings for Mr. Welch, which the Compensation Committee considers Pre-IPO Related Amounts due to the exclusion of Special Bonus Plan and DERP awards from Mr. Welch’s MSBP benefit calculation, is identified in footnote 1 to the Summary Compensation Table.
Review of Compensation Benchmarks and Relationship of Compensation Elements
          The Compensation Committee has engaged in benchmarking total compensation paid to our executive officers. The benchmarking analysis compared the compensation of our executive officers, including the NEOs, to compensation paid to executives by a group of peer companies.

          Because we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies, the peer group used by the Compensation Committee for benchmarking purposes consisted of electric, gas and water utility companies that are comparable to our current size, our projected future size, and our performance based on total shareholder returns and profit margins. The benchmarking analysis took into account our increased size following our acquisition of METC, but did not include amounts paid to executives under our Special Bonus Plan or equity grants under our 2003 Stock Purchase and Option Plan. The public company peer group consisted of the following entities:

Aqua America Inc.	Avista Corp.
American States Water Co.	Unisource Energy Corp.
DPL Inc.	Otter Tail Corp.
UGI Corp.	Duquesne Light Holdings Inc.
Western Gas Resources Inc.	South Jersey Industries Inc.
Questar Corp.	Cleco Corp.
National Fuel Gas Co.	Northwest Natural Gas Co.
Northwestern Corp	El Paso Electric Co.
Southwestern Energy Co.	Copano Energy LLC
Black Hills Corp.	Allete Inc.
          In August 2006, the Compensation Committee, through its compensation consultant, Watson Wyatt Worldwide, benchmarked compensation paid to our executive officers, including the NEOs, at the 65th percentile of market for base salary and the 75th percentile for annual incentive compensation and long term incentive compensation among the peer companies listed above. This target was selected in order to recognize the challenges we faced and the rapid growth we experienced, and the resulting performance expectations for the NEOs. The benchmarking study determined that compensation paid to our executive officers trailed both the market median and to a greater extent the 65th percentile of the market.
          As part of the Compensation Committee’s process, our chief executive officer reviews and examines market benchmark compensation, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Our chief executive officer then makes recommendations to the Compensation Committee on any such compensation adjustments or revisions. In turn, the Compensation Committee considers and examines any such recommendations and consults with Watson Wyatt Worldwide to understand the impact and result of any such changes.
          The Compensation Committee reviews and considers each element of compensation in making compensation determinations. The Compensation Committee has not determined that compensation elements are to be set according to a pre-set or formulaic mix. The Compensation Committee does generally review all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program.
Cash Components of Compensation
          Base Salary. The base salary component of each NEO’s annual cash compensation is based on the job responsibilities and individual contribution of each NEO and with reference to base salary levels of executives at peer companies.
          The Compensation Committee made salary adjustments on May 17, 2006, which ranged from 4% to 8% increases for Messrs. Welch, Rahill and Jipping and Ms. Blair. In making these salary adjustments, the Compensation Committee considered the growth in job responsibilities for each individual, given the growth of the Company, and the performance of each individual.

          More recently, following the completion of a revised benchmarking analysis, the Compensation Committee made the following salary adjustments on January 29, 2007.

Name	Title	2006 Salary	2007 Salary
Joseph L. Welch	Director, President, Chief Executive Officer and Treasurer	$400,000	$480,000
Edward M. Rahill	Senior Vice President — Finance and Chief Financial Officer	$210,000	$250,000
Linda H. Blair	Senior Vice President — Business Strategy	$184,000	$264,000
Jon J. Jipping	Senior Vice President — Engineering	$175,000	$264,000
          In making these salary adjustments, the Compensation Committee considered the performance of each individual, growth in his or her job responsibilities and the continued growth of the Company. In addition, the committee also took into account the results of its benchmarking analysis, which showed that our executive officer salaries appreciably trailed benchmarked levels. The salary adjustments were made as part of a three year plan to phase in salary levels that place executive officer salaries at benchmarked levels consistent with the objectives of our compensation program.
          Bonus Compensation. Annual bonus awards based on corporate performance goals are used to provide incentives for and reward contributions to the growth and success of the Company. Annual corporate performance bonuses awarded to NEOs for 2006 are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this Proxy Statement, and are described below.
          The corporate performance goals established by the Compensation Committee are based on key Company objectives: operational excellence and financial performance. The same corporate performance goals generally are used in determining annual bonus compensation for all of our employees. The corporate performance goals, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target amounts for the corporate performance goals are determined based on historical performance and desired improvement over time. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target amounts. Weights are also assigned so that there is a balance between operational and financial goals.
          Each year, the Compensation Committee determines our annual corporate performance bonus plan. As explained above, the annual bonus plan contains bonus goals, each individually weighted. Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. Based on the level at which the Company has achieved its bonus goals, bonuses are paid out to employees, including NEOs, at their target bonus levels according to the following formula:
Salary x Achievement of Corporate Goals (stated as a %) x Target Bonus (% of base salary)
= Annual Bonus Amount
          For 2006, corporate goals approved by the Compensation Committee for bonus payment purposes were:

Goal	Weight
Safety as measured by lost time	5%
Safety as measured by recordable incidents	5%
Outage frequency	15%
Field Operation and Maintenance Plan	20%
Non-field O&M (ITCTransmission and METC)	10%
EBITDA variance *	15%
Capital Project Plan	30%

*	We define adjusted EBITDA as net income plus:
•	income taxes;

•	depreciation and amortization expense;

•	interest expense;
excluding:
•	allowance for equity funds used during construction; and

•	certain other items not related to operating performance, such as loss on extinguishment of debt.
               Based on the achievement of all goals, bonuses were earned by the NEOs at 100% of target.
          For fiscal year 2007, the Compensation Committee has established corporate performance goals for the annual bonus award similar to prior years’ goals. Additionally, to further motivate management to provide value to shareholders, a performance factor was added for fiscal year 2007, under which NEOs’ annual bonus awards may be increased based on the Company’s total return to shareholders compared to the Dow Jones Utility Average companies. Based on the Company’s 2007 total return to shareholders, to the extent it is a positive number and ranks within the 50th to 100th percentile as compared to the companies that comprise the Dow Jones Utility Average index, the performance factor to be applied to each NEO’s annual bonus award will be in the range of 1.2 to 2.0. For fiscal year 2007, the NEOs’ bonus target levels were set at 125% of base salary for Mr. Welch, 100% of base salary for each of Messrs. Rahill and Jipping, and Ms. Blair, and 80% of base salary for Mr. Schultz.
          On January 29, 2007, the Compensation Committee approved bonuses to various key employees who played an integral role in the acquisition of METC, including certain of the NEOs. The award reflects recognition for management, leadership and results of the acquisition of METC and integration of METC into the Company. The following NEOs received such bonuses: Mr. Rahill in the amount of $50,000; Ms. Blair in the amount of $40,000; Mr. Jipping in the amount of $40,000; and Mr. Schultz in the amount of $15,000.
Equity-Based Grants
          2006 Long-Term Incentive Plan. On August 16, 2006, the Compensation Committee approved grants of restricted stock and stock options to employees, including the NEOs, under the 2006 Long Term Incentive Plan. The primary purpose of the 2006 Long Term Incentive Plan is to encourage equity ownership in the Company among our employees, non-employee directors and consultants in order to align their interests with those of shareholders. The plan is designed to enhance our ability to attract, motivate and retain qualified managers and employees, and encourage strong performance. The plan also is designed to motivate future growth through individual and, in turn, strong Company performance. The amounts and terms of grants made under the 2006 Long Term Incentive Plan are described in the narrative following the Grants of Plan-Based Awards Table in this Proxy Statement.
          Awards under the 2006 Long Term Incentive Plan were determined in the following manner. A total value for the award for each grantee was determined based on a percentage of salary. For the NEOs, the awards were targeted to be 120% of base salary for Mr. Welch and 70% of base salary for other NEOs. The target award value was then weighted between grants of restricted stock and options. For the NEOs, the awards were weighted as 20% restricted stock and 80% options for Mr. Welch, and 30% restricted stock and 70% options for the other NEOs. In determining the amounts of grants under the 2006 Long Term Incentive Plan and the manner in which awards were identified, the Compensation Committee relied on comparisons to peer company long-term incentive plan grants, as well as amounts that will incentivize performance to achieve continued growth in the value of the Company.
Pension Benefits
          As is common in our industry and as established pursuant to our initial formation requirements pursuant to the acquisition agreement between ITHLP and DTE Energy, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the MSBP, in which only Mr. Welch participates; and the Executive Supplemental Retirement Plan (“ESRP”) in which all other NEOs participate. The plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the pension plans are set by the terms of the plans. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The plans may be modified, amended or terminated at any time, although no such action may reduce a NEO’s earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. See Pension Benefits in this Proxy Statement for information regarding participation by the NEOs in our pension plans as well as a description of the terms of the plans.
          In 2006, as part of its review of benefit programs, the Compensation Committee approved changes to our MSBP and our ESRP.
          On May 17, 2006, the Compensation Committee approved an addendum clarifying certain terms of our MSBP, in which Mr. Welch is the only participant. The addendum provided that the term “compensation” (used to determine the level of benefits payable under the plan) will not include future amounts paid to Mr. Welch under the Special Bonus Plan. The addendum further clarifies that the amount of any annuity payable to Mr. Welch under the Company’s pension plan will reduce the amount of the benefit payable to him under the plan. Finally, the addendum provides that, to the extent payment under the plan is delayed due to the provisions of Section 409A of the Internal Revenue Code, amounts that would have been otherwise payable during the period of delay will be paid to him in a lump sum at the time payments are permitted to commence under Section 409A. In addition, also on May 17, 2006, the Compensation Committee amended our ESRP to provide that the interest would be calculated using a rate equal to the 30-year U.S. Treasury bond rate in effect for September of the previous year. Previously, the interest was an assumed rate of 9.5 percent per annum, compounded monthly.
Benefits and Perquisites
          The NEOs participate in a variety of benefits programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of a 401(k) component and a component that provides additional benefits for certain executives (“executive defined contribution plan”).
          The Company’s NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs’ attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance and maintenance, financial planning, income tax return preparation, annual physical, club memberships, home security, personal liability insurance and relocation assistance, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of certain perquisites. These perquisites are further discussed in footnote 6 to the Summary Compensation Table in this Proxy Statement.
Potential Severance Compensation
          Pursuant to employment agreements with each NEO, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Benefits and payments to be provided vary based on the circumstances of the termination. The Compensation Committee believes it is important to provide this protection in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. See Employment Agreements and Potential Payments Upon Termination or Change in Control in this Proxy Statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control.
          In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2003 Stock Purchase and Option Plan, the 2006 Long Term Incentive Plan, the Special Bonus Plans, or our benefits plans. The NEOs’ eligibility for such payments or benefits are as identified in the descriptions of those plans in this Proxy Statement.

Deductibility of Executive Compensation
          Section 162(m) of the Internal Revenue Code restricts the deductibility of executive compensation paid to a company’s chief executive officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). Our equity-based compensation plans are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.
          Other components of our compensation program may result in payments from time to time that would be subject to the restriction on deductibility. However, the Compensation Committee believes that it may be appropriate from time to time to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders, and reserves the authority to approve non-deductible compensation in appropriate circumstances. The Compensation Committee does not expect the nondeductible amount of executive compensation to be material to the Company. As a result, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.
Stock Ownership Guidelines
          In furtherance of the Company’s objective to align the interests of management with shareholders, effective August 16, 2006, the Compensation Committee adopted stock ownership guidelines applicable to executive officers. Under these guidelines, executive officers, including NEOs, must meet the applicable stock ownership guideline by the later of August 16, 2011 or the fifth anniversary of when the guidelines first become applicable to the individual. The guidelines require ownership of shares of our common stock valued at five times annual salary in the case of the chief executive officer, three times annual salary in the case of senior vice presidents and two times annual salary in the case of other executive officers. The Compensation Committee determined the ownership levels in reliance on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Stock ownership positions could be considered as a factor in promotion or succession decisions and failure to maintain the applicable minimum ownership threshold may result in payment of a portion of annual incentives in the Company’s common stock or other action by the Compensation Committee. Restricted stock awards may not be sold after vesting unless the individual is in compliance with the applicable ownership guideline, subject to hardship exceptions approved by the chief executive officer (or by the Compensation Committee, in the case of an exception to be approved on behalf of the chief executive officer). The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance at this time with the stock ownership guidelines.
Compensation Committee Report
          The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

EDWARD G. JEPSEN	WILLIAM J. MUSELER	BENNETT STEWART	LEE C. STEWART

Summary Compensation
          The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during 2006, as required by SEC rules and regulations. As stated in the Compensation Discussion and Analysis section of this Proxy Statement, the NEOs received certain amounts disclosed as compensation below but which are tied to and result from personal investments and assumed risks, and other arrangements, made while the Company was privately held (as referred to throughout this Proxy Statement, the Pre-IPO Related Amounts). Footnote 1 to this Summary Compensation Table identifies amounts considered by the Compensation Committee to be Pre-IPO Related Amounts, which the Compensation Committee does not consider part of NEOs’ normal compensation. Footnote 1 also shows compensation paid to the NEOs in 2006, excluding Pre-IPO Related Amounts, which the Compensation Committee considers NEOs’ normal compensation.
Summary Compensation Table (1)

							Change in
							Pension
							Value &
						Non-Equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name	Year	Salary ($)	($) (2)	($) (3)	($) (3)	($) (4)	Earnings ($)(5)	($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph L. Welch, President, CEO, Treasurer & Director	2006	$389,404	$992,705	$8,000	$692,913	$400,000	$1,566,826	$73,415	$4,123,263

Edward M. Rahill, SVP, Finance & CFO	2006	$206,962	$218,332	$3,674	$124,082	$168,000	$65,192	$53,789	$840,031

Linda H. Blair, SVP, Business Strategy	2006	$180,394	$205,451	$3,212	$106,301	$146,800	$34,651	$44,666	$721,475

Richard A. Schultz, SVP, Asset Planning	2006	$175,000	$172,326	$3,064	$130,430	$140,000	$89,197	$62,349	$772,366

Jon E. Jipping, SVP, Engineering (7)	2006	$165,865	$122,725	$3,064	$67,657	$140,000	$37,108	$35,877	$572,296

(1)	As described more fully in the Compensation Discussion and Analysis — Exclusion of Pre-IPO Related Amounts from Normal Compensation Amounts section of this Proxy Statement, certain compensation amounts disclosed in this table include amounts that are tied to and result from personal investments and arrangements made when the Company initiated its operations and prior to becoming a public company (the Pre-IPO Related Amounts). The arrangements continue to be in effect in 2006 and produce amounts and values that are treated as legacy amounts from the Pre-IPO period. The following two tables show, first, a breakdown of the pre-IPO Related Amounts and, second, compensation for NEOs after excluding the Pre-IPO Related Amounts.
Pre-IPO Related Amounts

				Change in
				Pension
				Value &
				Non-qualified
				Deferred
			Option	Compensation
		Bonus	Awards	Earnings	Total
Name	Year	($)	($)	($)	($)

Joseph L. Welch	2006	$992,705	$137,698	$829,134	$1,959,537
Edward M. Rahill	2006	$168,332	$24,886	—	$193,218
Linda H. Blair	2006	$165,451	$12,288	—	$177,739
Richard A. Schultz	2006	$157,326	$36,654	—	$193,980
Jon E. Jipping	2006	$82,725	$18,327	—	$101,052

Compensation After Excluding Pre-IPO Related Amounts

							Change in
							Pension
							Value &
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph L. Welch	2006	$389,404	—	$8,000	$555,215	$400,000	$737,692	$73,415	$2,163,726
Edward M. Rahill	2006	$206,962	$50,000	$3,674	$99,196	$168,000	$65,192	$53,789	$646,813
Linda H. Blair	2006	$180,394	$40,000	$3,212	$94,013	$146,800	$34,651	$44,666	$543,736
Richard A. Schultz	2006	$175,000	$15,000	$3,064	$93,776	$140,000	$89,197	$62,349	$578,386
Jon E. Jipping	2006	$165,865	$40,000	$3,064	$49,330	$140,000	$37,108	$35,877	$471,244

(2)	The compensation amounts reported in this column reflect special bonus amounts awarded under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonus amounts awarded by the Compensation Committee to date were equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005 that continue to be held by plan participants. Special bonus amounts awarded under the Special Bonus Plan include a vested portion paid directly to the executive and an unvested portion that is held in an account for the executive. In addition to the Special Bonus Plan awards, NEOs other than Mr. Welch received a discretionary bonus in recognition of the integral role they played in the successful acquisition and integration of METC during 2006. Each of these bonuses is set forth in the following table:

				METC	Total
		Special Bonus		Bonus	Bonus
Name	Year	Vested ($)	Unvested ($)	($)	($)
Joseph L. Welch	2006	$682,295	$310,410	—	$992,705
Edward M. Rahill	2006	$70,884	$97,448	$50,000	$218,332
Linda H. Blair	2006	$70,589	$94,862	$40,000	$205,451
Richard A. Schultz	2006	$62,464	$94,862	$15,000	$172,326
Jon E. Jipping	2006	$35,296	$47,429	$40,000	$122,725

Generally, Special Bonus Plan participants are vested in amounts credited to their special bonus accounts to the extent they are vested in options they hold (except that Mr. Welch is vested in all such amounts relating to options granted to him before July 25, 2005). To the extent a plan participant is not vested in amounts credited to his or her special bonus accounts, that amount is held in an account for a period of five years from the date an option, on which the bonus is paid, was granted. Such amounts are payable at the expiration of the five year period, assuming the participant’s continued employment with the Company and unless the participant elects a deferral of the payment, or upon the participant’s death or permanent disability or a change of ownership of the Company.

(3)	The amounts reported in this column represent amounts that have been expensed in our 2006 financial statements in connection with stock option and restricted stock awards previously granted to the NEOs under our 2006 Long Term Incentive Plan and our 2003 Stock Purchase and Option Plan for Key Employees. Awards are grant date values amortized over the requisite vesting period (five years for stock options and restricted stock). The amounts are based on the grant date fair value of the award pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The grant date present value of the stock options was determined in accordance with FAS 123R using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining future life of 9.6 years. Weighted average assumption used in the valuation of these options include an expected volatility of 22.6%, a risk-free interest rate of 4.82%, an expected life of 6.0 years, an expected dividend yield of 3.33%, and an underlying share price of $33.00 per share. The 2006 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $33.00 per share.

(4)	The compensation reported in this column reflects the actual annual cash awards tied to the achievement of annual Company performance goals under our 2006 bonus plan. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For 2006, the committee selected earnings before interest, taxes, depreciation and amortization; capital project plan, safety, outage frequency and field and non-field O&M. Actual payouts ranged between 80% and 100% of base salary for NEOs.

(5)	All amounts listed in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential.

(6)	All Other Compensation includes amounts for perquisites such as auto allowance and maintenance, financial planning, income tax return preparation, annual physical, club memberships, home security, personal liability insurance and relocation assistance, and other benefits such as Company contributions on behalf of the NEOs pursuant to the 401(k) and executive defined contribution plan components of the Savings and Investment Plan, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of certain perquisites. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. These benefits and perquisites for 2006 are itemized in the table below as required by applicable SEC rules.

		Executive
		Defined
		Contribution
		Plan —
	401(k)	Employer	Tax	Other
Name	Match	Contribution	Reimbursements	Benefits	Total
Joseph L. Welch	$13,200	$15,800	$9,469	$34,946	$73,415
Edward M. Rahill	$13,200	$15,800	$4,570	$20,219	$53,789
Linda H. Blair	$11,900	—	$7,780	$24,986	$44,666
Richard A. Schultz	$13,200	$15,800	$8,015	$25,334	$62,349
Jon E. Jipping	$11,900	—	$4,035	$19,942	$35,877

(7)	Mr. Jipping was promoted to the position of Senior Vice President—Engineering in 2005.

Grants of Plan-Based Awards
          The following table sets forth information concerning each grant of an award made to a NEO during 2006.
Grants of Plan-Based Awards Table

						All Other Option
					All Other Stock	Awards: Number of		Grant Date Fair
		Estimated Future Payouts Under Non-Equity Incentive			Awards: Number of	Securities	Exercise or Base	Value of Stock and
		Plan Awards			Shares of Stock or	Underlying Options	Price of Option	Option Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Units (#)	(#)	Awards ($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Joseph L. Welch	8/16/2006	—	—	—	2,909	38,788	$33.00	$358,406
		—	$400,000	$400,000	—	—	—	—
Edward M. Rahill	8/16/2006	—	—	—	1,336	10,394	$33.00	$114,406
		—	$168,000	$168,000	—	—	—	—
Linda H. Blair	8/16/2006	—	—	—	1,168	9,082	$33.00	$99,986
		—	$146,800	$146,800	—	—	—	—
Richard A. Schultz	8/16/2006	—	—	—	1,114	8,662	$33.00	$95,362
		—	$140,000	$140,000	—	—	—	—
Jon E. Jipping	8/16/2006	—	—	—	1,114	8,662	$33.00	$95,362
		—	$140,000	$140,000	—	—	—	—

(1)	The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2006 bonus plan. The target payout for 2006 was set at 100% of base salary for Mr. Welch and 80% of base salary for other NEOs. The actual payments earned were 100% of base salary for Mr. Welch, and 80% of base salary for Messrs. Rahill, Schultz, and Jipping and Ms. Blair. Actual dollar amounts are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2006 and paid in February 2007. For more information regarding the corporate goals for 2006, see Compensation Discussion and Analysis — Cash Components of Compensation — Bonus Compensation in this Proxy Statement.

(2)	Grant date fair value consists of stock options and restricted stock offered under our 2006 Long Term Incentive Plan. Stock options vest 20% on August 16 of each year over a five year period beginning August 16, 2007. Grant date present value of the stock options was determined in accordance with FAS 123R using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining future life of 9.6 years. Weighted average assumptions used in the valuation of these options include an expected volatility of 22.6%, a risk-free interest rate of 4.82%, an expected life of 6.0 years, an expected dividend yield of 3.33%, and an underlying share price of $33.00 per share. The 2006 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $33.00 per share.

          In 2006, the Compensation Committee granted equity awards under our 2006 Long Term Incentive Plan in the form of stock options and restricted stock to each of the NEOs. These grants were made on August 16, 2006 in the following amounts:

	Stock	Restricted
Name	Options	Stock
Joseph L. Welch	38,788	2,909
Edward M. Rahill	10,394	1,336
Linda H. Blair	9,082	1,168
Richard A. Schultz	8,662	1,114
Jon E. Jipping	8,662	1,114
          Our Board of Directors and shareholders approved the 2006 Long Term Incentive Plan in May 2006. Our employees, non-employee directors and consultants are eligible to participate in the plan, which provides for the granting of incentive awards composed of both cash and equity awards. The Compensation Committee may grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the 2006 Long Term Incentive Plan with the terms of each award set forth in a written agreement with the recipient. Grants made in 2006 to the NEOs under the plan were made pursuant to terms stated in a restricted stock award agreement and an option agreement.
          The restricted stock award agreements provide that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the fifth anniversary of the grant date, (ii) the grantee’s death or permanent disability, or (iii) a “change in control” (as defined in the 2006 Long Term Incentive Plan). If the grantee’s employment is terminated for any reason other than death or disability prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock, unless otherwise determined by the Compensation Committee. The restricted stock agreement also provides that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.
          The option agreements provide that the options become exercisable in five equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee’s death or permanent disability or (ii) upon a “change in control” (as defined in the 2006 Long Term Incentive Plan). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or pursuant to a broker-assisted cashless exercise method. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee’s employment with us is terminated for any reason other than death or disability. If the grantee’s employment is terminated other than due to death or disability on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee’s employment terminates due to death or disability, the grantee or the grantee’s estate has the right to exercise the option at any time during the remaining term to the extent it was not previously exercised. The option agreement also provides that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreement have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End
          The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2006 held by the NEOs.
Outstanding Equity Awards at Fiscal Year-End Table

	Number of	Number of
	Securities	Securities				Market Value of
	Underlying	Underlying			Number of Shares or	Shares or Units of
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That	Stock That Have Not
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Have Not Vested (#)	Vested ($) (1)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Joseph L. Welch	361,068	240,710	$7.48	2/28/2013	—	—
	64,334	257,335	$23.00	7/25/2015	—	—
	—	38,788	$33.00	8/16/2016
					2,909	$116,069
Edward M. Rahill	60,178	40,118	$7.48	2/9/2014	—	—
	11,259	45,033	$23.00	7/25/2015	—	—
	—	10,394	$33.00	8/16/2016
					1,336	$53,306
Linda H. Blair	60,178	40,118	$7.48	4/15/2013
	10,723	42,889	$23.00	7/25/2015	—	—
	—	9,082	$33.00	8/16/2006
					1,168	$46,603
					4,291	$171,211
Richard A. Schultz	50,178	40,118	$7.48	4/15/2013	—	—
	10,723	42,889	$23.00	7/25/2015	—	—
	—	8,662	$33.00	8/16/2016
					1,114	$44,449
Jon E. Jipping	30,090	20,058	$7.48	4/15/2013	—	—
	5,362	21,444	$23.00	7/25/2015	—	—
	—	8,662	$33.00	8/16/2016
					1,114	$44,449

(1)	Value was determined by multiplying the number of shares that have not vested by the stock price as of December 31, 2006 (closing price of our common stock of $39.90 per share). Vesting dates for the outstanding shares of restricted stock and stock options vest ratably over 5 years (20% on August 16 of 2007, 2008, 2009, 2010 and 2011).

          Equity grants made to NEOs in 2006 were made pursuant to our 2006 Long Term Incentive Plan. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table.
          Prior to 2006, we awarded equity-based compensation under the 2003 Stock Purchase and Option Plan, which was established in 2003 and amended in 2005, with approval of our shareholders. The plan provides for the granting of equity awards, which have consisted of the right to purchase shares of common stock as well as the right to receive grants of restricted common stock and options to purchase shares of common stock. The Compensation Committee administers the plan.
          Restricted stock granted under the 2003 Stock Purchase and Option Plan is granted pursuant to a Management Stockholder’s Agreement and a restricted stock award agreement. Under those agreements, the restricted stock grants generally vest five years after the date of grant, assuming the grantee continues to be employed by us or any of our subsidiaries during such time. Restricted stock becomes 100% vested immediately upon a change of ownership of the Company (as defined in the 2003 Stock Purchase and Option Plan). In addition, restricted stock will become vested upon termination of the recipient’s employment with us if termination is by the Company without cause or by the recipient for good reason (as such terms are defined in the restricted stock award agreements). However, if the recipient’s employment is terminated due to the recipient’s death or permanent disability (as defined in the restricted stock award agreements), any unvested restricted stock will only become vested in increments of 20% of such stock in respect of each anniversary of the date of the grant on which the recipient was employed by us prior to his or her death or permanent disability. Certain executive officers have restricted stock award agreements which provide for unvested restricted stock to become 100% vested if his or her employment is terminated due to death or permanent disability. If the recipient’s employment is terminated by the Company for cause or by the recipient without good reason, any unvested restricted shares will be forfeited.
          Options granted under the 2003 Stock Purchase and Option Plan are granted pursuant to a Management Stockholder’s Agreement and a stock option agreement. The options generally vest and become exercisable over the passage of time at the rate of 20% per year over five years, assuming the recipient of the option continues to be employed during such time by us or any of our subsidiaries, and expire on the tenth anniversary of the date of the grant. In addition, the options automatically become exercisable immediately prior to a change of ownership of the Company (as defined in the 2003 Stock Purchase and Option Plan) as to 100% of the shares subject to the option. The options expire earlier in the event of the termination of the option holder’s employment, certain change in ownership events, or a termination of the option pursuant to the Management Stockholder’s Agreement.
          In addition to the vesting terms described above, pursuant to “piggyback” rights, the Management Stockholder’s Agreement (for grants made by us prior to November 16, 2005) provides that a grantee of restricted stock or options under the 2003 Stock Purchase and Option Plan may sell shares of restricted stock and shares underlying then exercisable options in an offering conducted by ITHLP, notwithstanding other vesting requirements and transfer restrictions.
          ITHLP elected to sell shares in a secondary offering with the IPO in 2005. At that time, each of the NEOs waived his or her right to exercise “piggyback” rights, and in exchange received a grant of options on July 25, 2005 under the 2003 Stock Purchase and Option Plan. The options granted to each NEO at that time are listed in the Number of Securities Underlying Unexercised Options—Exercisable and the Number of Securities Underlying Unexercised Options—Unexercisable columns in the Outstanding Equity Awards at Fiscal Year-End Table.
          In 2006, ITHLP again elected to sell shares in a secondary offering as part of the Company’s equity offering that closed on October 10, 2006. At that time, in exchange for waiving “piggyback” rights, certain restricted shares held by Ms. Blair and Mr. Jipping vested. The shares that vested at that time are listed in the Number of Shares Acquired on Vesting column of the Option Exercises and Stock Vested Table in this Proxy Statement.
          The Management Stockholder’s Agreement contains certain additional provisions that are binding on the parties, including the NEOs. We may repurchase common stock and exercisable options to purchase our common stock subject to the Management Stockholder’s Agreement held by a NEO upon the termination of that NEO’s employment with the Company if the termination occurs prior to the fifth anniversary of our IPO at various repurchase prices that are equal to or less than the fair market value per share of the common stock being repurchased. In addition, each NEO is generally prohibited from effecting any public sale or distribution of shares of common stock not covered by a registration statement within the period between seven days before and 180 days after, the effective date of a registration statement (or, if later, the date of the public offering pursuant to the registration statement) in connection with a public offering of capital stock of the Company with respect to shares covered by the Management Stockholder’s Agreement. For so long as the NEO is employed by us and for a period of one year thereafter, the NEO is subject to covenants not to be engaged in or have financial interest in any business which competes with any business of the Company; or solicit our customers or clients to terminate their relationship with us or otherwise compete with any business of the Company; or solicit or offer employment to any person who has been employed by us at any time during the 12 months immediately preceding the termination of the NEO’s employment. Also, the NEO may not disclose or use at any time any confidential information pertaining to the business of the Company, except when required to perform his or her duties to the Company, by law or judicial process.

Option Exercises and Stock Vested
          The following table provides information with respect to options exercised by the NEOs during 2006 and shares of restricted stock held by the NEOs that have vested as of the end of 2006.
Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)
Joseph L. Welch	—	—	—	—
Edward M. Rahill	—	—	—	—
Linda H. Blair (1)	—	—	2,395	$81,334
Richard A. Schultz (2)	10,000	$191,000	—	—
Jon E. Jipping (1)	—	—	569	$19,232

(1)	Restricted stock vesting reflects the value realized based upon the stock price as of October 10, 2006 (Common Stock closing price of $33.96 per share). Vesting occurred in connection with the waiver of “piggyback” registration rights the holders had with respect to the registration of our common stock in October 2006.

(2)	Represents Mr. Schultz’s exercise of 10,000 options on April 5, 2006. Exercise price was $7.48; fair market value of stock equal to $26.88 at time of exercise.

Pension Benefits
          The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the “Qualified Plan”), the MSBP and the ESRP.
Pension Benefits Table

			Estimated Present
		Number of Years	Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)
Joseph L. Welch	Cash Balance Component	3.83	$56,064	—
	Special Annuity Credit	3.83	$439,561	—
	Total Qualified Plan		$495,625	—
	MSBP	35.92	$4,950,704	—
Edward M. Rahill	Traditional Component	7.83	$175,072	—
	ESRP Shift	3.83	$74,170	—
	Total Qualified Plan		$249,242	—
	ESRP	3.83	$37,566	—
Linda H. Blair	Cash Balance Component	12.58	$66,188	—
	ESRP Shift	3.83	$18,895	—
	Total Qualified Plan		$85,083	—
	ESRP	3.83	$64,673	—
Richard A. Schultz	Traditional Component	26.00	$690,985	—
	ESRP Shift	3.83	$61,894	—
	Total Qualified Plan		$752,879	—
	ESRP	3.83	$27,197	—
Jon E. Jipping	Traditional Component	16.00	$130,470	—
	Total Qualified Plan		$130,470	—
	ESRP	1.17	$32,642	—

(1)	Credited service is estimated as of December 31, 2006 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For the NEOs other than Mr. Welch, the credited service for the traditional and cash balance components of the Qualified Plan include service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy’s qualified plan that had accrued, as well as the associated assets from DTE Energy’s pension trust, were transferred to the Company’s plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy’s qualified plan to the Qualified Plan. With respect to the ESRP and the ESRP shift component of the Qualified Plan, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch’s credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy’s qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy’s qualified plan were not transferred to the Qualified Plan. Mr. Welch also retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to keep Mr. Welch whole, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $2.7 million of the Estimated Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch’s 32 years of service with DTE Energy. This estimate excludes the impact of Pre-IPO Related Amounts. Including Pre-IPO Related Amounts in the calculation of Mr. Welch’s MSBP benefit resulted in an estimated benefit augmentation of an additional $1.95 million.

(2)	The “Present Value of Accumulated Benefit” is the estimated lump-sum equivalent value measured as of September 30, 2006 (the “measurement date” used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was September 30, 2006, which was the date as of which calculations were performed for financial accounting purposes. The rate at which future expected benefit payments were discounted in calculating present values was 5.95%, the same rate used for fiscal year 2006 financial accounting. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 5.0%.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:
•	Mr. Welch:	Age 60 for MSBP benefits, age 58 for Qualified Plan benefits

•	Mr. Rahill:	Age 60

•	Ms. Blair:	Age 58

•	Mr. Schultz:	Age 63 (current age)

•	Mr. Jipping:	Age 58

Post-retirement mortality was assumed to be in accordance with the RP-2000 table projected for future mortality improvements to 2010 using Scale AA. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch’s life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.
          We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.
          Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.
          Third, we maintain the ESRP, in which Messrs. Rahill, Schultz, and Jipping, and Ms. Blair participate. The ESRP provides additional retirement benefits which are not tax qualified.
          The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.
Qualified Plan
          There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits under only one of these primary components.
          Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the “DTE Plan”). Generally, persons who were participants in the “traditional component” of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch earns a special annuity credit described below, and Messrs. Rahill and Schultz, and Ms. Blair, have benefits under the ESRP shift, also described below.
          Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO’s benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.
          NEOs become fully vested in their normal retirement benefits described below with 5 years of service, including service with DTE Energy, or upon attainment of the plan’s normal retirement age of 65. If a NEO terminates employment with less than 5 years, the NEO is not vested in any portion of his or her benefit.
Traditional Component of Qualified Plan
          Messrs. Rahill, Schultz and Jipping participate in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.
          Average final compensation is equal to one-fifth of the NEO’s salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service that results in the highest average.
          Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $220,000 in 2006, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $175,000 payable as a single life annuity beginning at normal retirement age in 2006).
          NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%
          If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%
          If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of Credited Service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

          At year end 2006, Mr. Schultz was eligible to retire immediately with an annual benefit payable for his lifetime of approximately $60,000. Because he has over 15 years of credited service and is older than age 60, his normal retirement benefit would not be reduced. Neither Mr. Jipping nor Mr. Rahill had attained eligibility for immediate retirement at year end 2006. Mr. Jipping’s annual accrued benefit payable as an annuity for his lifetime, beginning at age 65, is approximately $30,000, and Mr. Rahill’s is approximately $22,000.
Cash Balance Component of Qualified Plan
          Ms. Blair and Mr. Welch participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.
          Each year, a NEO’s account is increased by a “contribution credit” equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($220,000 in 2006). Each year, a NEO’s account is also increased by an “interest credit” based on 30-year Treasury rates.
          Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.
          Both Ms. Blair and Mr. Welch are fully vested, and are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Ms. Blair’s estimated account value as of year end 2006 is approximately $84,000 and Mr. Welch’s is approximately $60,000.
Special Annuity Credit for Mr. Welch in the Qualified Plan
          In addition to his cash balance account, Mr. Welch earns an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 x years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.
          Because Qualified Plan benefits are offset from the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year end 2006, Mr. Welch had earned an annual special annuity credit payable for his lifetime in equal monthly installments totaling $38,333 per year (no reduction for early retirement applies). He is currently eligible to retire and receive this benefit.
ESRP Shift Benefit in Qualified Plan
          We sponsor a nonqualified retirement plan for selected executives, the ESRP, described in more detail below.
          The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The “compensation credit” to the NEO’s notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company’s Annual Incentive Plan. The “investment credit,” analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.
          The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO’s cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch’s special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

          Messrs. Rahill and Schultz, and Ms. Blair have all received ESRP shift additions to their Qualified Plan cash balance accounts. There was no shift of compensation credits for 2006, although previous shifts have continued to earn interest credits. As of year end 2006, ESRP shift balances were as follows:

Mr. Rahill:	$79,027
Ms. Blair:	$23,044
Mr. Schultz:	$62,563
Management Supplemental Benefit Plan
          The MSBP is a nonqualified pension plan and Mr. Welch is the only participant.
          The benefit provided is payable as an annuity beginning on the first day of the month following termination of employment. The purpose of the MSBP is to provide an overall target level of benefits based on all years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy’s Management Supplemental Benefit Plan, a nonqualified plan.
          The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age), is equal to: (1) 60% + 0.5% for each year of total service in excess of 25 years, x (2) Average Final Compensation. If Mr. Welch terminates employment before age 60, the net benefit after offsets will be reduced by 8% per year that the benefit commences prior to age 60.
          Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.
          Average final compensation is equal to one-fifth of Mr. Welch’s compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.
          For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.
          As of December 31, 2006, if Mr. Welch would have retired, he would have received an MSBP benefit of approximately $377,000 after offsets, payable as an annual annuity for his lifetime with a minimum payment period of 15 years guaranteed.
          The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors.
Executive Supplemental Retirement Plan
          The ESRP is a nonqualified retirement plan. Only selected executives participate, including Messrs. Rahill, Schultz, and Jipping, and Ms. Blair. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.
          The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

          Each year, a NEO’s account is increased by a “compensation credit” equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company’s Annual Incentive Plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO’s account is also increased by an “investment credit” equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.
          Vesting occurs at 20% for each year of participation. Because the plan has only been in effect since March 1, 2003 and because years of service at DTE Energy are not counted, no NEO was more than 60% vested as of year end. Vesting percentages as of December 31, 2006 are as follows:

Mr. Rahill:	60%
Ms. Blair:	60%
Mr. Schultz:	60%
Mr. Jipping:	20%
          As noted above in the description of the cash balance component of the Qualified Plan, a portion of the ESRP account balance is shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2006, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Mr. Rahill:	$47,229
Ms. Blair:	$85,146
Mr. Schultz:	$34,349
Mr. Jipping:	$47,776
          The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors. The ESRP requires that the Rabbi Trust be fully funded in the event of a Change in Control.

Nonqualified Deferred Compensation
          We maintain two plans under which nonqualified deferred compensation is permissible: the Executive Deferred Compensation Plan and the Special Bonus Plan. The following table provides information with respect to each plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no executive contributions or withdrawals or other distributions pursuant to these plans during 2006.
Nonqualified Deferred Compensation Table

	Registrant
	Contributions in	Aggregate Earnings	Aggregate Balance
Name	Last FY ($)(1)	in Last FY ($)(2)	at Last FYE ($)(3)
(a)	(c)	(d)	(f)
Joseph L. Welch
• Executive Deferred Compensation Plan	—	$51,042	$407,346

• Unvested Special Bonus Plan	$310,410	$15,892	$496,356

TOTAL	$310,410	$66,934	$903,702

Edward M. Rahill
• Unvested Special Bonus Plan	$97,448	$5,340	$164,360

Linda H. Blair
• Unvested Special Bonus Plan	$94,862	$5,207	$160,225

Richard A. Schultz
• Unvested Special Bonus Plan	$94,862	$5,207	$160,255

Jon E. Jipping
• Unvested Special Bonus Plan	$47,429	$2,604	$80,110

(1)	All amounts in this column were reported as Bonus amounts in column (d) of the Summary Compensation Table.

(2)	None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

(3)	Amounts reported in our prior year proxy statement’s Summary Compensation Table were as follows: Mr. Welch, $168,876; Mr. Rahill, $61,146; Ms. Blair, $59,739 and Mr. Schultz, $59,739. Mr. Jipping was not a NEO for the prior year.
Executive Deferred Compensation Plan
          Only selected officers of the Company are eligible to participate in this plan, including all NEOs; however, only Mr. Welch has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary and bonus. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan (401(k) plan), and are selected by the individual NEOs. Distributions will generally be made at the NEO’s termination of employment for any reason.

          In addition to elective employee deferrals, we credit each employee’s account with the value of any benefits that are not earned under our qualified retirement plans (the 401(k) plan and the defined benefit Qualified Plan) by virtue of the NEO having deferred compensation into this plan. There are no balances pertaining to these credits as of December 31, 2006.
Executive Group Special Bonus Plan
          Only selected officers of the Company are eligible to participate in this plan, including all NEOs, all of whom have outstanding deferred balances as of December 31, 2006. The non-vested amounts under this plan, which is described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, become vested 5 years after the grant of the underlying option. Until vesting, the amounts earn interest at the LIBOR rate. Amounts are generally paid out when vested.
          In addition to non-vested amounts, participants may defer all or a portion of their vested amounts. To date, no one has chosen to do so.
Employment Agreements and Potential Payments Upon Termination or Change in Control
          As referenced above, we have entered into employment agreements with each of the NEOs. Each of the employment agreements has an initial term of employment of two years and is subject to automatic one-year employment term renewals thereafter unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other executives report to Mr. Welch.
          The employment agreements also state each executive’s current annual base salary, which will be subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that executives are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the “Compensation Discussion and Analysis” section of this Proxy Statement. The target annual bonuses for 2006, as percentages of base salary were 100% for Mr. Welch, and 80% for all other NEOs. The employment agreements also provide the NEOs with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and retiree welfare benefit plan.
          In addition, the NEOs’ employment agreements provide for payments of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:
•	Cause means a NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contender to a crime constituting a felony, a misdemeanor involving moral turpitude, willful malfeasance or willful misconduct in connection with a NEO’s duties, or any act of omission which is injurious to the financial condition or business reputation of the Company.

•	Good Reason means a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; if a NEO’s responsibilities and authority are substantially diminished; and a NEO’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan.
If a NEO’s employment with us is terminated without cause by the Company or by the NEO for good reason (as such terms are defined in the employment agreements), the NEO will receive:
•	any accrued but unpaid compensation (none as of December 31, 2006) and benefits. For each of the NEOs, the benefits include:

•	Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan; annual MSBP benefit;

•	Messrs. Rahill and Schultz: annual benefit under the traditional component of the Qualified Plan and payment of the ESRP shift balance and vested portion of ESRP balance;

•	Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance;

•	Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance.
•	continued payment during a specified severance period (as described below) of the NEO’s annual rate of base salary (plus, for Mr. Welch only, an amount equal to $623,000, which is the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under the new Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•	Any restrictions on stock awards will be deemed to have lapsed, which result in the following values:

• Mr. Welch:	$116,000
• Mr. Rahill:	$53,000
• Ms. Blair:	$154,000
• Mr. Schultz:	$44,000
• Mr. Jipping:	$44,000
•	continued coverage under our active health and welfare plans for the specified severance period and outplacement services for at least one year; and

•	for Messrs. Welch and Rahill and Ms. Blair only, deemed satisfaction of the eligibility requirements of the Company’s retiree welfare benefit plan for purposes of participation therein; and (2) for the other NEOs, participation in the Company’s retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements.
          In addition, if the Company terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, the NEO will receive a cash payment equal to the Company’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.
          The specified severance period referenced above is two years for all NEOs.
          In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.
          In the event of a change in control, with or without termination of employment:
•	All of the NEOs’ unvested options will vest and become immediately exercisable in accordance with their terms, resulting in the following values:

• Mr. Welch:	$12,420,000
• Mr. Rahill:	$2,133,000
• Ms. Blair:	$2,088,000
• Mr. Schultz:	$2,085,000
• Mr. Jipping:	$1,073,000

•	Any restrictions on stock awards will be deemed to have lapsed (see above for values); and

•	All ESRP balances become fully vested (see the Pension Benefits Table).
          As part of Mr. Welch’s agreement, we would pay all excise taxes, estimated at $1,281,000.
          Upon death or disability, a NEO receives a pro rata portion of his or her target bonus, full and immediate vesting of any unvested stock options and all restrictions are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.
          Upon death, under the traditional and, for Mr. Welch only, the special annuity credit components of the Qualified Plan, the surviving spouse receives an annuity for life equal to 50% of the NEO’s benefit that would have been receivable as a 50% joint and survivor annuity (one of the optional forms of payment under the Qualified Plan). For Mr. Welch only, the death benefit under the MSBP payable to his beneficiary or his estate is 15 years of payments of his accrued benefit.
          The benefits to be provided to the NEOs under various termination scenarios are detailed in the table below. The table assumes that the termination has occurred on December 31, 2006 and assumes a stock price of $39.90 per share.

		Termination Scenarios: Value of Potential Payments
		Total Value of Severance, Benefits and Unvested Equity Awards ($000s)
			Involuntary	Change In Control
			Not-for-Cause or	and Involuntary
	Voluntary	Involuntary For	Voluntary Good	Not-for-Cause
Name	Resignation	Cause	Reason	(pre-tax)	Disability	Death (pre-retirement)
Joseph L. Welch	$5,702	$5,702	$8,971	$21,392	$18,638	$17,138
Edward M. Rahill	$293	$293	$1,351	$3,503	$2,648	$2,574
Linda H. Blair	$158	$158	$1,249	$3,371	$2,547	$2,581
Richard A. Schultz	$1,003	$1,003	$1,598	$3,697	$3,272	$2,822
Jon E. Jipping	$149	$149	$741	$1,852	$1,406	$1,374

Director Compensation
          The following table provides information concerning the compensation of directors during 2006.
Director Compensation Table

	Fees Earned or Paid	Stock Awards ($)
Name	in Cash ($) (1)	(2) (3)	Total ($) (1)
(a)	(b)	(c)	(h)
Lewis Eisenberg	$63,375	$23,337	$86,712
Edward Jepsen	$75,250	$23,337	$98,587
Bennett Stewart (4)	$19,750	$15,004	$34,754
Lee Stewart	$40,500	$23,337	$63,837
William Museler (5)	$8,750	—	$8,750

(1)	Includes annual Board retainer, committee chairmanship retainer, and Board/committee meeting fees earned in fiscal year 2006.

(2)	Aggregate grant date fair value computed in accordance with FAS 123R awards are recorded at fair value at the date of grant which is equivalent to the underlying share price of $33.00 per share. Amounts shown in the table are amounts that have been expensed in our 2006 financial statements in connection with the previously restricted stock awards held by these directors. Restricted stock awards are grant date values amortized over the requisite vesting period of three years.

(3)	The values for Messrs. Eisenberg, Jepsen, Bennett Stewart and Lee Stewart reflect a 2006 award with a grant date fair value for accounting purposes of $45,000 (equivalent to 1,364 shares at $33.00 per share). The values for Messrs. Eisenberg and Jepsen reflect a 2005 award with a grant date fair value for accounting purposes of $25,000 (equivalent to 1,087 shares at $23.00 per share). The value for Mr. Lee Stewart also reflects a 2005 award with a grant date fair value for accounting purposes of $25,000 (equivalent to 915 shares at $27.34 per share). The aggregate number of unvested stock awards outstanding as of December 31, 2006 for each director is as follows: Mr. Eisenberg, 2,451 shares; Mr. Jepsen, 2,451 shares; Mr. Bennett Stewart, 1,364 shares; Mr. Lee Stewart, 2,279 shares; and Mr. Museler, zero shares.

(4)	Mr. Bennett Stewart joined the Board in July 2006. His cash retainer was prorated for the length of his service in fiscal year 2006, and was $12,500.

(5)	Mr. Museler joined the Board in November 2006. His cash retainer was prorated for the length of his service rendered in fiscal year 2006, and was $6,250.
          We pay our non-employee directors an annual cash retainer of $25,000, an annual equity retainer of restricted stock with a value, at the time of grant, of $45,000 (increased to $55,000 for 2007) that will have a three year vesting period, $1,250 per Board of Directors meeting (increased to $1,500 for 2007), $1,500 per meeting of the audit committee and $1,000 per meeting of other Board committees. All committee meeting fees were increased to $1,500 for 2007. In addition, we pay $7,000 annually to the chair of the audit committee and $4,500 annually to the chairs of the other Board committees. Directors are reimbursed for their out-of-pocket expenses in an accountable expense plan. Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under the same arrangement.

          Restricted stock award agreements with the directors provide that the restricted stock fully vests upon the earlier of (i) the three year anniversary of the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.
Compensation Committee Interlocks and Insider Participation
          During 2006, the Compensation Committee consisted of Messrs. Eisenberg, Jepsen and Lee Stewart. Mr. Eisenberg was replaced on the committee by Messrs. Bennett Stewart and Museler on January 18, 2007. Mr. Eisenberg is the sole member of Ironhill Transmission, LLC, the general partner of ITHLP.
          In connection with the Company’s acquisition of ITCTransmission, ITHLP entered into a registration rights agreement with us. Pursuant to the registration rights agreement, ITHLP has the right to require us to effect an unlimited number of registrations of its common stock. We have agreed to pay for the first six of these demand registrations. In addition, if we conduct a registered offering of its common stock, ITHLP has the right to include all or a portion of its common stock in the offering. In October 2006, we completed a registered offering of our common stock, in which ITHLP participated and sold certain of its shares of our common stock. The cost to us for the offering was approximately $2.4 million.

CERTAIN TRANSACTIONS
          Pursuant to its charter, the Nominating/Corporate Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to the Company’s directors and executive officers. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest.
          With the approval of the Nominating/Corporate Governance Committee, Clayton Welch, Jennifer Horn, Jessica Welch and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph Welch, the Company’s chief executive officer) were employed by the Company as Engineer, Fleet Manager, Warehouse and Logistics Manager and Accountant, respectively, during 2006 and continue to be employed by us. These individuals are employed on an “at will” basis and compensated on the same basis as other employees of the Company of similar function, seniority and responsibility without regard to their relationship with Joseph Welch. These four individuals, none of whom resides with or is supported financially by Joseph Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $334,278 during 2006.
          For a description of certain transactions and relationships with ITHLP, Mr. Eisenberg and Ironhill, see “Compensation of Executive Officers and Directors — Compensation Committee Interlocks and Insider Participation,” which information is incorporated herein by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company’s inception, and acted as such in 2006. The Audit Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2007 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2007. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders’ best interests.
          Representatives of Deloitte are expected to be present at the annual meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.
          The following table provides a summary of the aggregate fees billed by Deloitte in 2006 and 2005:

	2006	2005
Audit fees(1)	$2,297,476	$2,599,794
Audit-related fees(2)	—	$114,793
Tax fees(3)	$190,434	$124,356
All other fees(4)	$436,594	$242,830
Total fees	$2,924,504	$3,081,773

(1)	Audit fees were for professional services rendered for the audit of our consolidated financial statements and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements. The fees also include amounts for the services provided in connection with our 2005 and 2006 securities offerings.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include subsidiary audits, agreed-upon procedures, and the audit of our employee benefit plan.

(3)	Tax fees were professional services for federal and state tax compliance, tax advice and tax planning.

(4)	All other fees were for services other than the services reported above. In 2006 and 2005, the services provided were employee compensation and benefits consulting, and personal income tax preparation and financial planning for executives. In 2006, Deloitte discontinued providing personal income tax preparation and financial planning for executives, consistent with independence requirements. In 2006 and 2005, these services also included business acquisition consulting.
          The Audit Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte’s independence.
          The Audit Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that an engagement for audit and/or non-audit services is needed by the Company between Audit Committee meetings, the Audit Committee chairman is authorized by the Audit Committee to approve the required engagement on its behalf.
          The Audit Committee approved all of the services performed by Deloitte in 2006.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2007 CONSOLIDATED FINANCIAL STATEMENTS.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and ten percent owners to file reports of holdings and transactions in Company stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to the Company, the Company’s officers, directors and ten percent owners timely filed all required reports since the beginning of 2006 pursuant to Section 16(a) of the Exchange Act, except for Ms. Blair and Messrs. Bruneel and Jipping, each of whom filed a Form 5 reporting one transaction that should have been reported on Form 4, and Mr. Eisenberg, who filed late one Form 4 reporting one transaction.

By Order of the Board of Directors,

Daniel J. Oginsky
Vice President, General Counsel and Secretary

Novi, Michigan
April 23, 2007

ITC Holdings Corp.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Daylight Time on June 7, 2007.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by Telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canda & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This proxy when properly executed and dated will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in proposal 1, FOR Proposal 2 and FOR Proposal 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS AND NOMINEES.

A	Election of Directors
1.	If Proposal 2 is approved the Directors will be divided into three classes to serve for the terms indicated below. If Proposal 2 is not approved, the nominees below will be elected to serve until the 2008 Annual Meeting as provided in the Proxy Statement.

	For	Withhold
01 — William J. Museler, Class A, Term 2008	☐	☐

02 — Gordon Bennett Stewart, III, Class B, Term 2009	☐	☐

03 — Lee C. Stewart, Class B, Term 2009	☐	☐

04 — Edward G. Jepsen, Class C, Term 2010	☐	☐

05 — Joseph L. Welch, Class C, Term 2010	☐	☐

B	Issues

		For	Against	Abstain
2.	Approval of the amendment to the Company’s Articles of Incorporation to create a staggered board.	☐	☐	☐	Mark this box with an X if you have made comments below. ☐

3.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2007.	☐	☐	☐

Mark this box with an X if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /

Proxy — ITC Holdings Corp.

Proxy Solicited by Board of Directors
for the Annual Meeting of Shareholders — June 8, 2007
The undersigned hereby appoints Edward M. Rahill or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Sheraton Detroit Novi Hotel, 21111 Haggerty Road, Novi, Michigan on Friday, June 8, 2007, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 23, 2007 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 23, 2007 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)